Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVALYN PHARMA INC.

Avalyn Pharma Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of the Corporation is Avalyn Pharma Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 27, 2011 under the name Genoa Pharmaceuticals, Inc. (the “Original Certificate”). The Original Certificate was amended by that certain Amended and Restated Certificate of Incorporation dated March 13, 2017 (the “First Amended and Restated Certificate”), a Certificate of Amendment to the First Amended and Restated Certificate dated April 28, 2017, a Certificate of Amendment to the First Amended and Restated Certificate dated July 26, 2017, an Amended and Restated Certificate of Incorporation dated April 23, 2020 (the “Second Amended and Restated Certificate”), a Certificate of Amendment to the Second Amended and Restated Certificate dated November 18, 2022, an Amended and Restated Certificate of Incorporation dated June 29, 2023, an Amended and Restated Certificate of Incorporation dated September 22, 2023 (the “Third Amended and Restated Certificate”), a Certificate of Amendment to the Third Amended and Restated Certificate dated January 8, 2024, an Amended and Restated Certificate of Incorporation dated April 25, 2025 (the “Amended and Restated Certificate of Incorporation”), as amended by a Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated January 5, 2026.

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the following is hereby inserted into Article FOURTH immediately before the first sentence therein:

“Effective upon the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every 19.2417 shares of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into one (1) share of Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”). The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share on a certificate-by-certificate basis. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board of Directors. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Amended and Restated Certificate of Incorporation.”

3. That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

4. That said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

5. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

[Signature Page to Follow]

In Witness Whereof, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 22nd day of April, 2026.

/s/ Lyn Baranowski
Name: Lyn Baranowski
Title: Chief Executive Officer

Signature Page to Certificate of Amendment